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                                                                      EXHIBIT 12

                         Intermedia Communications Inc.

                      Statement re: Computation of Ratios


                                                                         1995            1996          1997
                                                                      ----------      ----------    ----------

Loss before extraordinary items                                       ($19,157)       ($57,198)     ($197,289)
Income tax benefit                                                           0               0              0
Loss before income taxes                                              ($19,060)       ($57,198)     ($197,289)



Fixed Charges:
        Interest expensed                                               $13,355         $35,213       $58,744
        Capitalized interest                                                677           2,780         4,654
        Amortization of deferred financing costs                            412           1,252         1,918
        Estimated interest factor on operating leases                       428           1,598         3,286
        Dividends on redeemable preferred stock                               0               0        43,742
                                                                     ----------      ----------    ----------
Total fixed charges                                                     $14,872         $40,843      $112,344
                                                                     ==========      ==========    ==========


Earnings:
        Loss before income tax                                         ($19,157)       ($57,198)    ($197,289)
        Fixed charges excluding capitalized interest                     14,195          38,063        63,498
                                                                     ----------      ----------    ----------
Total earnings                                                          ($4,962)       ($19,135)    ($133,341)
                                                                     ==========      ==========    ==========

Ratio of earnings to fixed charges                                        (0.33)          (0.47)        (1.19)
                                                                     ==========      ==========    ==========

Insufficiency of earnings to cover fixed charges                        $19,834         $59,978      $245,685
                                                                     ==========      ==========    ==========

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